Exhibit 99.1

500 12th Ave. South * Nampa, ID 83651	Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com

HOME FEDERAL BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS

Nampa, ID (January 30, 2009) – Home Federal Bancorp, Inc. (the “Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (the “Bank”), today announced first quarter results for the fiscal year ending September 30, 2009.  For the quarter ended December 31, 2008, a $3.6 million provision for loan losses contributed to a net loss of ($801,000), or ($0.05) per diluted share, compared to net income of $947,000, or $0.06 per diluted share, for the same period last year.  Pre-tax, pre-provision earnings(1) increased 21% to $2.2 million in the first quarter of fiscal 2009 from $1.8 million for the first quarter of fiscal 2008. The Company’s efficiency ratio improved to 73.5% for the quarter ended December 31, 2008, compared to 76.6% for the same quarter a year ago as an increase in net interest income outpaced slowing service charge and fee income coupled with a slight increase in noninterest expenses.

The following summarize key activities of the Company during the quarter ended December 31, 2008:

▪	A new banking office was opened in Boise. This represents a relocation and upgrade of an older facility. Also, the Bank broke ground on its sixteenth banking office;
▪	Nonperforming and delinquent loans increased significantly as unemployment and real estate related pressures continue to increase in the Boise area;
▪	The slowdown in consumer spending negatively impacted fee income;
▪	The Bank began execution of its small business growth strategy by hiring leadership for its newly formed Small Business Banking Group; and
▪	The sale of the Bank’s mortgage servicing rights asset was completed.

Operating Results

Total revenue for the quarter ended December 31, 2008, which consisted of net interest income before the provision for loan losses plus noninterest income, increased $525,000, or 7%, to $8.2 million, compared to $7.7 million for the quarter ended December 31, 2007. However, total revenue for the first quarter of fiscal 2009 declined $344,000, or 4%, from the linked fourth quarter of fiscal 2008. Net interest income before the provision for loan losses increased 14% to $5.7 million for the quarter ended December 31, 2008, compared to $5.1 million for the same quarter of the prior year.

The Company’s net interest margin increased 40 basis points to 3.37% for the quarter ended December 31, 2008, from 2.97% for the same quarter last year, but declined four basis points from the linked quarter margin of 3.41%. The improvement in the net interest margin over the first quarter of fiscal 2008 is primarily attributable to the increase in interest earning assets that resulted from the proceeds of the Company’s second step conversion and stock offering completed on December 19, 2007, and a decrease in interest expense. Current rates paid on deposits are significantly lower than in the prior year. In addition, Federal Home Loan Bank borrowings were lower than in the same period of the prior year as maturing advances have been repaid with excess liquidity. The decline in net interest income of $158,000 from the linked quarter was attributable to a 21 basis point decline in the yield on loans in the first quarter of fiscal 2009. The yield on loans fell to 6.00% in the first quarter of 2009 as a result of

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1 Earnings information excluding the provision for loan losses and taxes (alternately referred to as pre-tax, pre-provision earnings) represents a non-GAAP (Generally Accepted Accounting Principles) financial measure.  Management has presented this non-GAAP financial measure in this earnings release because it believes that it provides more useful and comparative information to assess trends in the Company’s core operations reflected in the current quarter.  Where applicable, the Company has also presented comparable earnings information using GAAP financial measures and a reconciliation of the non-GAAP financial information.

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January 30, 2009

the decrease in the Wall Street Journal Prime rate from 4.00% at the beginning of the quarter to 3.25% at the end of the quarter. Additionally, the significant increase in loans on nonaccrual status during the first quarter of 2009 reduced interest income by approximately $90,000.

As previously announced, management established a provision for loan losses of $3.6 million in connection with its analysis of the loan portfolio for the quarter ended December 31, 2008, compared to $287,000 for the same quarter of the prior year. The increase in the provision reflects an increase in total classified assets and delinquent loans as the Bank continues to be negatively impacted by the current economic downturn.

Noninterest income decreased $164,000, or 6%, to $2.5 million for the quarter ended December 31, 2008, compared to $2.6 million for the same quarter a year ago and $2.6 million in the linked quarter. The decreases from the first and fourth quarters of fiscal 2008 were primarily attributable to decreases of $123,000 and $237,000, respectively, in fees and service charges reflecting the continuing slowdown in consumer spending. As noted earlier, the Bank sold and transferred its mortgage servicing rights during the first fiscal quarter of 2009.

Noninterest expense for the quarter ended December 31, 2008, increased $151,000, or 3%, to $6.0 million, from $5.9 million for the comparable period a year earlier. Compensation and benefits declined 3.4% in the first quarter of 2009 compared to the year-ago period. Occupancy and equipment expense was higher in the first quarter of fiscal 2009 as the Bank opened two stand-alone banking offices during fiscal 2008. The increase in professional fees in the first quarter of fiscal 2009 resulted from expenses related to the Company’s fiscal year end, which was September 30, 2008, and legal expenses related to foreclosures and the workout of troubled loans. Insurance and taxes increased as Federal Deposit Insurance Corporation premiums were higher in the first quarter of 2009 as the Company was able to apply some credits to the assessment in 2008.

Balance Sheet

Total assets decreased 8% to $718.1 million at December 31, 2008, compared to $782.6 million a year earlier.  The majority of the decrease is a result of excess cash being used to pay down Federal Home Loan Bank (“FHLB”) advances as they matured as well as to fund declining balances in certificates of deposit.

Securities. Mortgage-backed securities increased $29.2 million or 18% to $188.2 million at December 31, 2008, compared to $159.0 million at December 31, 2007.  The increase is attributable to purchases made with proceeds from the Company’s second step conversion and stock offering. Approximately 98% of the Company’s mortgage-backed securities were issued by U.S. government sponsored enterprises. The Company does not own trust preferred securities or collateralized debt obligations. At December 31, 2008, the Company held $9.6 million of stock in the Federal Home Loan Bank of Seattle.

Loans. Net loans (excluding loans held for sale) at December 31, 2008, decreased 2% to $466.2 million, compared to $477.4 million at December 31, 2007.  One- to four-family residential loans represented 43% of the Bank’s loan portfolio at December 31, 2008, compared to 50% at December 31, 2007. The Company currently originates conventional one- to four-family residential loans for sale in the secondary market. As a result, the residential loan portfolio will likely continue to decline as new loans are not added to the portfolio. The Company plans to continue its increased emphasis on commercial and small business banking products. Commercial, multifamily and acquisition and development loans increased $16.3 million during the first quarter of 2009, totaling $214.9 million at December 31, 2008, compared to $190.4 million at December 31, 2007.

Asset Quality. Loans delinquent 30 to 89 days totaled $10.7 million at December 31, 2008, compared to $6.5 million at September 30, 2008, and $5.3 million at December 31, 2007. Non-performing assets, which include impaired loans and other real estate owned, totaled $18.4 million at December 31, 2008, compared to $10.6 million at September 30, 2008, and $2.3 million at December 31, 2007. The allowance for loan losses was $8.0

Home Federal Bancorp, Inc.
January 30, 2009

million, or 1.69%, of gross loans at December 31, 2008, compared to $4.6 million, or 0.98% of gross loans at September 30, 2008, and $3.0 million, or 0.63% of gross loans at December 31, 2007.

The following table summarizes non-performing and impaired loans at December 31, 2008 and September 30, 2008:

	December 31, 2008		September 30, 2008
(in thousands)	Balance	Loss Reserve	Balance	Loss Reserve
Land acquisition and development	$4,330	$936	$3,975	$916
One- to four-family construction	5,389	832	4,239	596
Commercial real estate	3,071	273	-	-
One- to four-family residential	4,240	713	1,701	219
Other	4	-	30	2
Total nonperforming and impaired loans	$17,034	$2,754	$9,945	$1,733
General loss reserve		5,273		2,846
		$8,027		$4,579

Commenting on asset quality, the Company’s President and Chief Executive Officer, Len E. Williams, said, “The Treasure Valley economy continues to deteriorate as unemployment is rising and new home construction has come to a near standstill. Excess inventory in the residential and commercial real estate markets continues to put stress on property values and the closure of retail locations will exacerbate that problem. Last year, we announced a realignment of our Credit Administration Department and the appointment of a Chief Credit Officer, reporting directly to me, in anticipation of this environment. We also recently hired a senior workout professional to increase the Credit Administration Department’s resources. Since we are just beginning to place properties into foreclosure and sale, we recorded a significant provision for loan losses this quarter due to the uncertainty of the value of some properties in the Treasure Valley. We are also watching our commercial real estate portfolio very closely as delinquencies are rising and we’re beginning to see stress in that portfolio.”

In 2005, the Bank purchased approximately $38.8 million of residential real estate loans from Countrywide Financial, now Bank of America, who continues to service the loans. Balances on the portfolio totaled $24.1 million at December 31, 2008. Approximately 91% of the portfolio balance is secured by properties outside of the state of Idaho and delinquencies and foreclosures are rising quickly in that portfolio. At December 31, 2008, loans in this portfolio that were delinquent over 30 days totaled $2.2 million, or 9%, of the portfolio, including $1.9 million of nonperforming loans that are reported in the table above. The total reserve allocated to loans in the Countrywide portfolio was $1.3 million at December 31, 2008, or 5% of the balance outstanding on that date.

Deposits and borrowings. Deposits decreased $27.6 million, or 7%, to $377.4 million at December 31, 2008, compared to $405.0 million at December 31, 2007, but increased $4.5 million, or 1%, from September 30, 2008.  From the year-ago period, demand deposits and savings accounts increased $7.7 million, or 4%, to $202.9 million at December 31, 2008. Certificates of deposit decreased $35.2 million, or 17%, to $174.5 million at December 31, 2008, compared to $209.7 million at December 31, 2007.  The decrease in certificates of deposit was primarily the result of the Bank choosing not to match rates offered by local competitors that in some instances exceeded the Bank’s cost of alternative funding sources.

Advances from the Federal Home Loan Bank of Seattle decreased 24% to $124.6 million at December 31, 2008 compared to $163.6 million at December 31, 2007.  The decrease resulted from maturing advances being repaid with excess liquidity.

Equity. Stockholders’ equity increased $3.6 million, or 2%, to $207.4 million at December 31, 2008, compared to $203.8 million at December 31, 2007.  Significant activity among equity accounts over the past twelve months included $2.3 million in net income, the allocation of earned ESOP shares, equity compensation and the exercise

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January 30, 2009

of stock options totaling $2.2 million, and a $2.4 million increase in the value of securities available for sale, net of taxes, offset by $3.6 million in cash dividends paid to stockholders.  The Company’s book value per share as of December 31, 2008 was $11.93 per share based upon 17,392,289 outstanding shares of common stock.

About the Company

Home Federal Bancorp, Inc. is a Maryland corporation headquartered in Nampa, Idaho, and is the holding company of Home Federal Bank, a federal savings bank that was originally organized as a building and loan association in 1920.  The Company serves the Treasure Valley region of Southwestern Idaho that includes Ada, Canyon, Elmore and Gem Counties, through 15 full-service banking offices and one loan center.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME.”  The Company’s stock is also included in the America’s Community Bankers NASDAQ Index and the Russell 2000 Index.  For more information, visit the Company’s web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, the value of mortgage servicing rights, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2008, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
January 30, 2009

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In thousands, except share data)	December 31, 2008	September 30, 2008	December 31, 2007
	(Unaudited)		(Unaudited)
ASSETS
Cash and amounts due from depository institutions	$ 17,412	$ 23,270	$102,453
Certificates of deposit in correspondent bank	-	5,000	-
Mortgage-backed securities available for sale, at fair value	188,237	188,787	159,028
FHLB stock, at cost	9,591	9,591	9,591
Loans receivable, net of allowance for loan losses of $8,027 and $4,579 and $3,015	466,169	459,813	477,446
Loans held for sale	2,267	2,831	3,043
Accrued interest receivable	2,534	2,681	3,016
Property and equipment, net	16,073	15,246	12,572
Mortgage servicing rights, net	-	1,707	1,979
Bank owned life insurance	11,696	11,590	11,273
Real estate and other property owned	1,352	650	672
Deferred income tax asset, net	-	1,770	230
Other assets	2,802	2,134	1,266
TOTAL ASSETS	$718,133	$725,070	$782,569

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposit accounts:
Noninterest-bearing demand deposits	$ 41,187	$ 41,398	$ 36,474
Interest-bearing demand deposits	134,148	127,714	136,586
Savings deposits	27,589	26,409	22,195
Certificates of deposit	174,475	177,404	209,717
Total deposit accounts	377,399	372,925	404,972
Advances by borrowers for taxes and insurance	721	1,386	772
Interest payable	486	552	675
Deferred compensation	5,230	5,191	4,694
FHLB advances	124,574	136,972	163,638
Deferred income tax liability, net	310	-	-
Other liabilities	1,965	2,857	3,973
Total liabilities	510,685	519,883	578,724

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 90,000,000 authorized,
issued and outstanding:
Dec. 31, 2008 - 17,445,311 issued; 17,392,289 outstanding	174	174	173
Sept. 30, 2008 - 17,412,449 issued; 17,374,161 outstanding
Dec. 31, 2007 - 17,369,853 issued; 17,326,565 outstanding
Additional paid-in capital	157,813	157,205	156,427
Retained earnings	58,118	59,813	59,418
Unearned shares issued to ESOP	(10,378)	(10,605)	(11,470)
Accumulated other comprehensive income (loss)	1,721	(1,400)	(703)
Total stockholders’ equity	207,448	205,187	203,845

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$718,133	$725,070	$782,569

Home Federal Bancorp, Inc.
January 30, 2009

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)	Three Months Ended December 31,
	2008	2007

Interest and dividend income:
Loan interest	$7,113	$8,076
Investment interest	43	264
Mortgage-backed security interest	2,205	1,943
FHLB dividends	(33)	19
Total interest and dividend income	9,328	10,302
Interest expense:
Deposits	2,018	3,214
FHLB advances	1,565	2,032
Total interest expense	3,583	5,246
Net interest income	5,745	5,056
Provision for loan losses	3,575	287
Net interest income after provision for loan losses	2,170	4,769
Noninterest income:
Service charges and fees	2,109	2,232
Gain on sale of loans	190	185
Increase in cash surrender value of bank owned life insurance	106	104
Loan servicing fees	69	127
Mortgage servicing rights, net	(31)	(68)
Other	18	45
Total noninterest income	2,461	2,625
Noninterest expense:
Compensation and benefits	3,575	3,699
Occupancy and equipment	770	711
Data processing	542	522
Advertising	248	287
Postage and supplies	137	150
Professional services	335	212
Insurance and taxes	155	85
Other	272	217
Total noninterest expense	6,034	5,883
Income (loss) before income taxes	(1,403)	1,511
Income tax expense (benefit)	(602)	564
NET INCOME (LOSS)	$ (801)	$ 947

Earnings (loss) per common share (1):
Basic	$(0.05)	$0.06
Diluted	(0.05)	0.06
Weighted average number of shares outstanding (1):
Basic	16,129,352	16,738,289
Diluted	16,129,352	16,762,906

Dividends declared per share (1):	$0.055	$0.048

(1) Earnings per share, dividends per share and average common shares outstanding during the quarter ended December 31, 2007, have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 19, 2007.

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January 30, 2009

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY ADDITIONAL FINANCIAL INFORMATION (Dollars in thousands, except share and per share data) (Unaudited)
	At or For the Quarter Ended
	2008				2007
	December 31	September 30	June 30	March 31	December 31
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	(0.44)%	0.54%	0.59%	0.49%	0.53%
Return (loss) on average equity (1)	(1.55)	1.94	2.18	1.83	3.00
Pre-tax, pre-provision return on average assets(5)	1.20	1.42	1.31	0.95	1.00
Net interest margin (1)	3.37	3.41	3.29	3.15	2.97
Efficiency ratio (2)	73.53	69.68	71.40	77.76	76.59

PER SHARE DATA (3)
Basic earnings (loss) per share	$(0.05)	$0.06	$0.07	$0.06	$0.06
Diluted earnings (loss) per share	(0.05)	0.06	0.07	0.06	0.06
Book value per share	11.93	11.81	11.73	11.84	11.76
Cash dividends declared per share	0.055	0.055	0.055	0.055	0.048
Average number of shares outstanding:
Basic (4)	16,129,352	16,042,720	16,007,599	15,962,325	16,738,289
Diluted (4)	16,129,352	16,078,302	16,043,435	15,978,217	16,762,906

ASSET QUALITY
Allowance for loan losses	$8,027	$4,579	$3,801	$3,307	$3,015
Non-performing loans	17,034	9,945	3,462	1,852	1,656
Non-performing assets	18,386	10,595	4,169	2,304	2,328

Allowance for loan losses to non-performing loans	47.12%	46.04%	109.79%	178.56%	182.07%
Allowance for loan losses to gross loans	1.69	0.98	0.81	0.69	0.63
Non-performing loans to gross loans	3.58	2.14	0.73	0.39	0.34
Non-performing assets to total assets	2.56	1.46	0.56	0.30	0.30

FINANCIAL CONDITION DATA
Average interest-earning assets	$681,374	$692,776	$718,207	$732,444	$680,180
Average interest-bearing liabilities	470,319	482,232	504,680	518,500	542,819
Net average earning assets	211,055	210,544	213,527	213,944	137,361
Average interest-earning assets to average interest-bearing liabilities	144.87%	143.66%	142.31%	141.26%	125.31%
Stockholders’ equity to assets	28.89	28.30	27.43	26.74	26.05

STATEMENT OF INCOME DATA
Interest income	$9,328	$9,729	$10,093	$10,459	$10,302
Interest expense	3,583	3,826	4,181	4,682	5,246
Net interest income	5,745	5,903	5,912	5,777	5,056
Provision for loan losses	3,575	1,114	652	378	287
Noninterest income	2,461	2,647	2,735	2,478	2,625
Noninterest expense	6,034	5,958	6,174	6,419	5,883
Net income (loss) before taxes	(1,403)	1,478	1,821	1,458	1,511
Income tax expense (benefit)	(602)	484	702	513	564
Net income (loss)	$(801)	$994	$1,119	$945	$947

Total revenue (6)	$8,206	$8,550	$8,647	$8,255	$7,681
Pre-tax pre-provision income (7)	2,172	2,592	2,473	1,836	1,798

(1)	Amounts are annualized.
(2)	Noninterest expense divided by net interest income plus noninterest income.
(3)
Earnings per share, book value per share, dividends per share and average common shares outstanding for the quarter ended December 31, 2007, have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 19, 2007.

(4)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(5)	Income before income taxes plus provision for loan losses divided by average assets for the period presented.
(6)	Net interest income plus noninterest income.
(7)	Income before income taxes plus provision for loan losses. See “Reconciliation of Non-GAAP Financial Measures.”

Home Federal Bancorp, Inc.
January 30, 2009

Reconciliation of Non-GAAP Financial Measures (In thousands)	Three Months Ended December 31,
	2008	2007

NET INCOME (LOSS)	$ (801)	$ 947
Income tax expense (benefit)	(602)	564
Income (loss) before income taxes	(1,403)	1,511

Provision for loan losses	3,575	287
Pre-tax, pre provision income	$2,172	$1,798